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                                                                      EXHIBIT 12

FOR IMMEDIATE RELEASE
Investor Contact: George Pasley
V. P. Communications
214-953-4510
Website:  prnewswire.com/gix


             GLOBAL INDUSTRIAL STOCKHOLDERS REJECT WHX TENDER OFFER

           --WHX offer supported by only 17 percent of Global shares

Dallas, TX (January 19, 1999) Global Industrial Technologies, Inc. (NYSE: GIX) today stated that the results of WHX's unsolicited $10.50 cash per share offer demonstrates that Global stockholders agree with their Board of Directors that the WHX offer is not in the best interests of the stockholders and the Company.

Rawles Fulgham, Chairman and Chief Executive Officer of Global, stated, "WHX has tested the market's reaction to its offer and its offer failed the test. We see no constructive point in WHX's decision to extend its offer for another two weeks, and no constructive role for a hand-picked nominee of a company making an inadequate offer to play on the Global board.

"WHX's tender offer is an unwanted distraction at a time when it is important that every member of Global management and every Global employee remain focused on capitalizing on the opportunities we have before us.

"For the reasons previously stated in Global's Schedule 14D-9, the Board of Directors continues to unanimously recommend that Global stockholders reject the WHX offer and not tender any of their shares to WHX. We strongly urge those stockholders that have tendered their shares to WHX to withdraw their shares."

Global is a major manufacturer of technologically advanced industrial products that support high-growth markets around the world. Products include forged flanges; undercarriage parts for track-mounted vehicles; modular cells for refining nonferrous metals; premium refractories for lining heat-containing industrial vessels such as steel furnaces; raw materials used to make refractory products, processing and recycling equipment.

This document and the attachments hereto may contain certain statements that are not strictly historical and are considered "forward-looking" statements under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the

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Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be realized. Forward-looking statements involve known and unknown risks which may cause the Company's actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from the Company's expectations include, without limitation, changes in manufacturing and shipment schedules, delays in completing plant construction and acquisitions, currency exchange rates, new product and technology developments, competition within each business segment, cyclicality of the markets for the products of a major segment, litigation, significant cost variances, the effects of acquisitions and divestitures, and other risks described from time to time in the Company's reports with the Securities and Exchange Commission including quarterly reports on Form 10-Q, annual reports on Form 10-K and reports on Form 8-K.

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